FULFILLMENT AND CUSTOMER SERVICE SERVICES AGREEMENT

      THIS FULFILLMENT AND CUSTOMER SERVICE SERVICES AGREEMENT, is made and entered into as of October 2, 2000 (including all Exhibits hereto, the "Agreement"), between Infinity Resources, Inc., an Illinois corporation ("Infinity Resources"), and Playboy.com, Inc., a Delaware corporation ("Playboy.com"). Certain terms used in this Agreement are defined in Section 13.1.

      WHEREAS, Infinity Resources and Critics' Choice Video, Inc., an Illinois corporation ("CCV") and subsidiary of PEI, are parties to the Asset Purchase Agreement, dated the date hereof (the "Asset Purchase Agreement");

      WHEREAS, the Asset Purchase Agreement sets forth as a condition precedent to the obligations of each of the parties thereto to close the transactions contemplated by the Asset Purchase Agreement that this Agreement be entered into by the parties hereto; and

      WHEREAS, the parties hereto now desire to carry out the intent and purpose of the Asset Purchase Agreement by executing and delivering this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

      1. Purpose.

            1.1 Appointment. During the Term of this Agreement (as defined in
Section 6.4 below), Playboy.com appoints Infinity Resources, and Infinity Resources agrees to serve, as Playboy.com's primary warehousing, fulfillment and customer service provider. Playboy.com agrees to use commercially reasonable efforts to ensure that Infinity Resources is its provider of such services for no less than ninety percent (90%) of all products for which Playboy.com is the principal, excluding without limitation affiliate sales and products which are shipped directly from a manufacturer.

            1.2 Transition. Infinity Resources acknowledges that Playboy.com has previously received its warehousing, fulfillment and customer service from PEI, which PEI managed through certain inventory and order management systems. Infinity Resources agrees to utilize and provide Playboy.com with inventory and order management systems which provide features and functionality at least as comprehensive as PEI's inventory and order management systems and which at a minimum will include the features and functionality set forth in Exhibit A. Without limiting the foregoing, in the event that Infinity Resources replaces either or both of the Purchase Order System or Order Management System, it will promptly integrate such successor systems to perform the same functionality as the systems in place as of the date hereof.

      2. Product Receipt and Warehousing.

            2.1 Product Receipt.

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                  (a) Playboy.com shall enter purchase orders for products to be supplied by Playboy.com's vendors into the Purchase Order System. Infinity Resources will receive all delivered products from Playboy.com and/or Playboy.com's vendors (the "Products").

                  (b) Upon receipt, Infinity Resources will unload the Products, perform a quantity count and verification, conduct a damage check and assessment, process the receipt of inventory and warehouse the Products in accordance with Section 2.2.

            2.2 Warehousing.

                  (a) During the Term of this Agreement, Infinity Resources shall use commercially reasonable means to receive, handle, store and protect the Products from damage, theft and other adverse events.

                  (b) Infinity Resources shall store the Products in a secured facility. Only Infinity Resources' employees and agents and Playboy.com's authorized employees and agents will have access to the Products. In addition, Infinity Resources shall maintain a separate area of the Warehouse Facilities with locked and secured access, including, but not limited to, a security cage (the "Secured Area"). Playboy.com may designate a reasonable amount of inventory as High Risk Products, which shall be stored in the Secured Area. Furthermore, Playboy.com acknowledges that Infinity Resources provides warehousing services to third parties and that not all of the Products will be maintained in areas of the Warehouse Facilities which are separate from such third parties' inventory. Notwithstanding the foregoing, Infinity Resources shall take all reasonable measures to ensure that Playboy.com's inventory is secure and clearly marked as Playboy.com's inventory.

                  (c) Playboy.com shall have the right to inspect the Products upon receipt by Infinity Resources and shall have the right to reject such Products; provided, however, that Infinity Resources shall bear no liability for such rejected Products. Infinity Resources shall provide a holding area for Products received whose acceptability is questionable. Playboy.com will advise on the disposition of such Products within ten (10) Business Days of notification by Infinity Resources.

                  (d) Infinity Resources shall conduct cycle counts in order to assure the accuracy of the inventory. If stock differences are found in any inventory, Infinity Resources will list gains as receipts, and losses as deductions, thus correcting the book record to agree with the actual Products on hand. These changes will be made on an ongoing basis; provided, however, that Infinity Resources shall promptly notify Playboy.com in writing when such changes are made. Infinity Resources will take such additional physical inventories as reasonably requested by Playboy.com upon advanced written notice of no less than two (2) Business Days, the actual costs of which shall be at Playboy.com's expense. Representatives of Playboy.com may be present during any inventory.

      3. Customer Service, Order Processing and Order Fulfillment.

            3.1 Customer Service. Infinity Resources shall provide first-level customer service to the customers of Playboy.com (the "Customers") in accordance with Exhibit B.


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            3.2 Order Processing. Infinity Resources shall process E-Commerce
Orders and Direct Commerce Orders in accordance with Exhibit B.

            3.3 Order Fulfillment.

                  (a) After receipt of an order, Infinity Resources will (i) fill the order from the inventory of Products at the Warehouse Facilities, (ii) insert all packing slips in accordance with Section 3.3(c) below, (iii) if requested, gift wrap the Products, and (iv) pursuant to Playboy.com's instructions, and based upon availability of Products in stock, ship the order to Customers either as a multiple shipment or as one shipment. Infinity Resources shall use a common carrier reasonably acceptable to Playboy.com. In the event that Infinity Resources does not have a product in stock in order to fulfill an order (a "Backordered Product"), Infinity Resources agrees to act in accordance with Section 3.3(e) below. Furthermore, Infinity Resources shall obtain written approval from Playboy.com before changing agreed-upon common carriers.

                  (b) Infinity Resources will acknowledge receipt of orders to Playboy.com on the Order Management System. Acknowledgment will be made promptly after an order is received and will identify the availability of the Products.

                  (c) Infinity Resources will print all packing slips (other than special inserts), including printing the text of any special message requested by Playboy.com on the standard packing slip. Infinity Resources will insert the standard packing slip and all additional packing slips requested by Playboy.com, including special inserts provided by Playboy.com; provided, however, that (i) Playboy.com will bear the cost of providing such special inserts and additional packing slips and (ii) all non-Playboy.com inserts shall be approved by Playboy.com. Furthermore, Infinity Resources will print and affix shipping labels on orders being shipped to Customers as part of its fulfillment obligations hereunder.

                  (d) Infinity Resources will make available on its Order Management System the following daily reports to Playboy.com:

                         (i) all orders filled by Infinity Resources on the
preceding Business Day and which includes the following information for each such order: the order number, the Customer's name and address, an itemization of Products shipped, the price charged by Infinity Resources to Playboy.com for each Product and shipping and handling charges to Customers and to Playboy.com;

                         (ii) all Product returns (identified by invoice number)
processed by Infinity Resources for the preceding Business Day and indicating quantity and invoice amount; and

                         (iii) all orders canceled on the preceding Business Day
and which includes the following information for each canceled order: the order number, the Customer's name, the title of each Product, the quantity of all Products and the customer service representative who canceled the order on behalf of the Customer.

                  (e) Infinity Resources shall promptly enter into the Order


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

Management System any Backordered Products so that Playboy.com may promptly identify which Products need to be supplied. Upon receipt of any Backordered Products, Infinity Resources shall follow the procedures set forth in Section 3.3(a). For purposes of Section 3.3(a), orders for Backordered Products shall be deemed to have been placed upon the date the Backordered Products are received into inventory by Infinity Resources.

            3.4 Other Services. In the event that Playboy.com requires services that exceed the scope or extent of the Services provided for herein, including, but not limited to, gift certificate support, coupon support and other premium services ("New Services"), and if Infinity Resources agrees to provide such New Services, Playboy.com and Infinity Resources shall negotiate in good faith the terms and conditions, including price, under which Infinity Resources shall provide New Services; provided, however, that the fee payable by Playboy.com for any New Services shall be no less favorable to Playboy.com than the charges for comparable services provided by Infinity Resources to any third party. In the event that the parties agree to New Services, the scope and duration of the New Services shall be described in an addendum to the appropriate Exhibit hereto and thereafter such New Services shall be considered Services hereunder. Playboy.com may elect to reduce or terminate any of the New Services upon thirty (30) days prior written notice to Infinity Resources. Except as otherwise provided herein, to the extent Playboy.com elects to reduce or terminate any of the Services or to the extent the parties mutually agree to cancel or terminate any of the New Services, such services shall be deemed modified or deleted, as applicable, from the appropriate Exhibit hereto, with the remaining services thereafter constituting the Services.

            3.5 Service Levels.

                  (a) Except as the parties may otherwise mutually agree, Infinity Resources shall provide and perform the Services at levels of service Substantially similar to the levels of service provided to Playboy.com by PEI or one or more of its Affiliates prior to the date hereof (the "Effective Date"), and in any event with the same degree of care, skill and prudence customarily exercised by it for its own operations.

                  (b) Playboy.com may request a reduction or termination of any (or all) of the Services upon ninety (90) days written notice in the event that Playboy.com ceases to be in the direct commerce or e-commerce business. Playboy.com hereby represents and warrants that as of the effective date of this Agreement, it has no intention of ceasing to be in either the direct commerce or e-commerce business.

                  (c) Infinity Resources agrees to provide the Services in accordance with the Service Performance Levels set forth on Exhibit C. In the event that a particular Service falls below the applicable Service Performance Level, Playboy.com shall provide written notice to Infinity Resources of such failure to perform. If Infinity Resources is unable to cure any failure to perform such Services in accordance with the Service Performance Levels within two (2) weeks of receipt of notice, Playboy.com shall be entitled to a credit equal to ten percent (10%) of fees in respect of all Services falling below Service Performance Levels (the "Deficient Services"). Such credit shall appear on the invoice for the month immediately following the month in which Deficient Services were provided.


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

                         (i) In the event that Infinity Resources cures the
Deficient Services within the two (2) week period following notice but fails to maintain the Service Performance Levels for a period of thirty (30) days following the date of such cure, Playboy.com shall be entitled to a credit on all Deficient Services retroactive to the date of the initial notice.

                         (ii) In the event that Infinity Resources cures the
Deficient Services at anytime following notice but fails to maintain the Service Performance Levels for a period of ninety (90) days following the first date of notice ("First Notice Date"), Playboy.com shall notify Infinity Resources (in accordance with Section 3.5(c)) that the Services have again become deficient and afford Infinity Resources another opportunity to cure. If the provision of such Services by Infinity Resources falls below the Service Performance Levels three (3) times within ninety (90) days of the First Notice Date, then such repeated deficiencies shall be deemed an uncured material breach, entitling Playboy.com to terminate this Agreement pursuant to Section 6.3(a).

            3.6 Insurance. Infinity Resources shall maintain at all times during the Term of this Agreement insurance as provided below and shall name Playboy.com as an additional insured to the extent of indemnity provided herein under its liability policies as follows:

                  (a) Commercial general liability insurance including premises/operations, broad form property damage, independent contractors, and contractual liability covering Infinity Resources' obligations hereunder for bodily injury and property damage, with a combined single limit of not less than $1,000,000 each occurrence and $5,000,000 umbrella coverage.

                  (b) Workers' compensation insurance in statutory amounts covering Infinity Resources and its employees, and employer's liability insurance in an amount not less than $500,000 per accident/disease.

                  (c) All insurance required above shall be carried with insurance companies licensed to do business in the state(s) where operations are maintained. Infinity Resources shall deliver to Playboy.com, upon Playboy.com's request, certificates of insurance as evidence of the required coverages. Infinity Resources agrees that these policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to Playboy.com.

      4. Returns.

            4.1 Each shipment of Products to Customers will include Playboy.com's then-current return policy (the "Return Policy") as supplied by Playboy.com, including instructions that Customers are to make returns of Products to 900 Rohlwing Road, Itasca, IL 60143 or to such other address as mutually agreed upon by the parties.

                  (a) Within two (2) Business Days of receipt by Infinity Resources, all returned Products will be logged as having been received and placed back in stock, if applicable, or held aside for Playboy.com personnel to inspect and advise on proper disposition.


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

                  (b) With respect to Product returns resulting from mishandling by Infinity Resources, including, but not limited to, incorrect address inputting, Products shipped erroneously to Customers or the shipment of Products known by Infinity Resources to be Unmerchandisable Products prior to shipment by Infinity Resources (collectively, the "Mishandled Products"), Infinity Resources shall promptly reship the correct order to Customers at no additional Services cost to Playboy.com. As used in this Section 4.1(b), knowledge as to any person shall include without limitation such person's observation with the naked eye that the product was an Unmerchandisable Product.

                  (c) Playboy.com will be issued a credit by Infinity Resources for the price paid by Playboy.com for Services for any returned Products that are not reshipped pursuant to Section 4(b).

                  (d) Playboy.com shall reimburse Infinity Resources for any freight costs incurred for returned Products, except that Infinity Resources shall bear freight expenses for returns of Mishandled Products to Infinity Resources by Customers.

            4.2 Infinity Resources will use commercially reasonable efforts and standards to ensure that Unmerchandisable Products are not shipped to Customers, and will package Products for shipment to Customers in a manner which is commercially reasonable to prevent damage during shipment.

            4.3 Infinity Resources will insure shipments of Products with an aggregate value in excess of $250.00. The costs of such insurance will be billed to Playboy.com at Infinity Resources' actual cost of acquiring such insurance and Infinity Resources shall provide Playboy.com with a monthly report detailing the costs for such insurance. Playboy.com reserves the right to adjust the threshold amount for insurance coverage at any time upon thirty (30) days' notice to Infinity Resources.

      5. Pricing and Payment Terms.

            5.1 Services will be charged on either a per order basis ("Per Order Services") or an annual basis ("Annual Services") as specified on Exhibit D.

            5.2 Playboy.com shall be responsible for collection of all payments for sales of Products and for the determination and payment of all applicable taxes, including sales taxes.

            5.3 For Per Order Services, Infinity Resources shall invoice Playboy.com as soon as possible but in no event later than ten (10) days after the end of each month for Per Order Services rendered in the preceding month. For Annual Services, Infinity Resources shall invoice Playboy.com within ten
(10) days after the end of each month an amount equal to one-twelfth (1/12th) of the annual amount specified on Exhibit D for such Annual Services, which will be deemed to be Infinity Resources' compensation for Annual Services rendered in the preceding month. All invoices for Per Order Services and Annual Services shall be paid by Playboy.com no later than the thirtieth (30th) day of the month in which the invoice is received by Playboy.com. Playboy.com agrees to pay a late payment charge of one percent (1%) per month on all invoice amounts unpaid after the due date.


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

      6. Term and Termination.

            6.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2004 (the "Initial Term") or until it is terminated in accordance with this Section 6.

            6.2 Termination by Infinity Resources. Infinity Resources shall have the right (but not the obligation) to immediately terminate this Agreement on or after the occurrence of any of the following:

                  (a) Playboy.com is in material breach of any of its obligations or representations hereunder, which breach is not cured within thirty (30) days of receipt of written notice from Infinity Resources of such breach; or

                  (b) Playboy.com (i) becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days of filing, or
(ii) becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days of filing.

            6.3 Termination by Playboy.com. Playboy.com shall have the right (but not the obligation) to immediately terminate this Agreement on or after the occurrence of any of the following:

                  (a) Infinity Resources is in material breach of any of its obligations or representations hereunder, which breach is not cured within thirty (30) days of receipt of written notice from Playboy.com of such breach;

                  (b) Infinity Resources (i) becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days of filing, or
(ii) becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days of filing; or

                  (c) Playboy.com's request to terminate the Services in accordance with Section 3.5(b).

            6.4 Renewal. At the end of the Initial Term, or any Renewal Term (as defined below) then in effect, this Agreement will be renewed for a further term of one (1) year (each, a "Renewal Term") if (i) Playboy.com delivers to Infinity Resources a written notice of renewal not later than ten (10) Business Days before the end of the Initial Term or such then-effective Renewal Term, as the case may be, and (ii) Infinity Resources does not deliver to Playboy.com a written notice of its election not to renew this Agreement prior to the expiration of the Initial Term or such then-effective Renewal Term, as the case may be (the Initial Term


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

together with any Renewal Terms, the "Term").

            6.5 Notice of Termination. A party may exercise its right to terminate pursuant to this Section 6 by sending appropriate written notice to the other party as provided in Section 13.2 hereof. No exercise by a party of its rights under this Section 6 will limit any other remedies available to such party or such party's rights to exercise any other rights under this Section 6.

            6.6 Effect of Termination.

                  (a) Infinity Resources shall fulfill all orders placed prior to the effective date of termination but shall have no responsibility to provide any further Services to Playboy.com as of the effective date of termination.

                  (b) Except as set forth in Section 6.6(a), Infinity Resources shall promptly return all of Playboy.com's equipment and property following the effective date of termination. Such transfer shall be at Playboy.com's expense except in the case of termination by Playboy.com for breach under Section 6.3(a).

      7. Confidentiality.

            7.1 Confidential Information. Each party shall cause each of its Affiliates and each of their officers, directors and employees to hold all information (the "Confidential Information") relating to the business of the other party disclosed to it by reason of this Agreement confidential and will not disclose any of such Confidential Information to any third party, except as provided in this Agreement. Each party shall limit disclosure of such Confidential Information to those of its employees who have a need to know such Confidential Information and shall inform those employees to whom such disclosure is made of their obligations of confidentiality and limited use. The obligations of this Section 7 shall not extend to any Confidential Information:

                  (a) that, on or after the date of this Agreement, comes into the public domain through no fault of a party with a confidentiality obligation under this Agreement;

                  (b) that is disclosed to a party with a confidentiality obligation under this Agreement, without restriction on disclosure, by a third party who has the lawful right to make such disclosure; or

                  (c) that is required to be disclosed by a party by law, or to a court or by a Governmental Body (as defined in the Asset Purchase Agreement).

            7.2 Customer Data. As between Infinity Resources and Playboy.com, Playboy.com owns all right, title and interest in the Customer Data with no duty to account to Infinity Resources. Customer Data shall be deemed to be the Confidential Information of Playboy.com. Infinity Resources shall have no right to use the Customer Data except solely as necessary to perform its obligations to Playboy.com hereunder. Infinity Resources agrees that any use of Customer Data hereunder shall conform with Playboy.com's privacy policy, as such policy may be revised from time to time at Playboy.com's sole discretion, and that Infinity


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

Resources shall not knowingly violate privacy and data protection laws, regulations, and policies applicable to the gathering, processing, storing and transmitting of such Customer Data. Without limiting the foregoing, Infinity Resources will not use the Customer Data for the purpose of sending or causing to be sent to any Customer any uninvited solicitation in any form of media now known or hereafter developed. The parties acknowledge that they share some common customers and Infinity Resources shall not be restricted from contacting any customer whose information it acquires independently from its access to the Customer Data.

      8. No Ownership; Liens.

            8.1 Except as agreed between the parties, in writing, or as expressly set forth in this Agreement or the other Transactions Documents, Infinity Resources shall have no right, title or interest in or to any equipment or property provided by Playboy.com for use by Infinity Resources in relation to any Service provided hereunder.

            8.2 Except as required to perform its obligations hereunder, neither party is hereby granted any rights in or to the other party's trademarks, service marks, trade names, service names or other marks, registered or otherwise (collectively, the "Marks"). All use by one party of the other party's Marks shall conform to the usage guidelines provided by the party owning the Marks, which guidelines may be updated from time to time. In the event that a party notifies the other party of any incorrect usage of its Marks, the notified party shall promptly correct such usage. All use of a party's Marks by the other party shall inure to the benefit of the party owning the Marks and such owning party shall be the sole party entitled to register its Marks.

            8.3 Nothing in this Agreement shall be deemed to alter or amend any existing agreement between any of the parties and any third party.

            8.4 During the Term of this Agreement, Infinity Resources shall not allow liens or encumbrances of any kind to be placed on any of the Products or any additional property of Playboy.com in the possession of Infinity Resources or located at the Warehouse Facilities other than by Playboy.com.

      9. Indemnification. Except as otherwise provided herein, neither party shall have any liability whatsoever to the other party for any error, act or omission in connection with the Services unless such error, act or omission derives from willful misconduct or gross negligence. In no event shall either party hereto be entitled to make a claim against the other party for lost profits, use, production or contract or other consequential, incidental, indirect, special or punitive damages or for any financial or economic loss whatever and howsoever caused; provided, however, that in the event of a Termination For Convenience by Playboy.com, Playboy.com shall pay to Infinity Resources damages equal to a pro-rata amount of $3,314,381. Such pro-rata amount shall be equal to the product of (a) the number of full months remaining until the end of the third quarter of 2004 as of the effective date of termination for convenience and (b) $69,049.60 (which represents the monthly allocation of $3,314,381 over four (4) years). For purposes of this Section 9, "Termination For Convenience" shall mean a termination by a going concern Playboy.com business for the purpose of selecting an alternate provider of the Services. Such payment shall be made in monthly installments of $69,049.60 beginning thirty


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

(30) days after the effective date of termination. For purposes of this Agreement, such amount shall be deemed to be Infinity Resources' direct damages for termination by Playboy.com for convenience. The liability of either party for damages or alleged damages hereunder, whether in contract, tort or any other legal theory, is limited to, and will not exceed, the other party's direct damages.

      10. Relationship of Parties. Each party hereto is an independent contractor and when its employees act under the terms of this Agreement, they shall be deemed at all times to be under the supervision and responsibility of such party; and no person employed by either party and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of such party or any customer of such party for any purpose whatsoever. Neither of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

      11. Audit Rights.

            11.1 Books and Records. From and after the date hereof, Infinity Resources shall maintain accurate and detailed records and accounts of all transactions relating to the Services (the "Records") performed hereunder, and shall allow Playboy.com or its representatives access to such records upon reasonable notice and during normal business hours to audit or check the accuracy of such Records. At the end of the Term, Infinity Resources shall promptly deliver to Playboy.com, at Playboy.com's expense, copies of any such Records in the possession of Infinity Resources reasonably requested by Playboy.com.

            11.2 Audit of Products and Inventory Records. In addition to Playboy.com's rights to inspect Products upon receipt pursuant to Section 2.2(b), Playboy.com may inspect Products after receipt and examine Infinity Resources' records pertaining to inventory under this Agreement during normal business hours and upon no less than a two (2) Business Days' notice to Infinity Resources.

      12. Force Majeure. Infinity Resources shall be temporarily excused from providing the Services during the period of an applicable Force Majeure event.

      13. Miscellaneous.

            13.1 Definitions. As used in this Agreement, the following terms have the following meanings. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in the Asset Purchase Agreement.

      "Affiliate" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.


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

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Illinois are authorized or required by law or executive order to close. For purposes of this Agreement, Playboy.com's Business Day ends at 6:00 PM (Central Time).

      "CPI" means the Consumer Price Index - All Urban Consumers (all items) for the United States as published by the U.S. Department of Labor, Bureau of Labor Statistics.

      "Customer Data" means any information provided by, or concerning, any customer of Playboy.com.

      "Direct Commerce" means the sale and promotion of branded products and services via mail and other direct marketing efforts.

      "Direct Commerce Orders" means orders received from Customers of Playboy.com's Direct Commerce business.

      "E-Commerce" means conducting any of the following using or via communications involving the TCP/IP Protocol or any TCP/IP Successors: (i) promoting, offering, providing or selling goods, (ii) promoting, offering, providing or selling services including, but not limited to, auctions, electronic payments, travel and other ticket sales, classified ads, Internet service provider services, pay-per-view or pay-per-use services, gambling and gaming, and on-line community services (which include, but are not limited to, e-mail, chat, bulletin boards, directories, databases, and personal or shared calendar or address books), or (iii) providing hypertext links to Web sites that provide any of the foregoing.

      "E-Commerce Orders" means orders received from Customers of Playboy.com's E-Commerce business.

      "High Risk Products" means Products designated by Playboy.com as delicate, expensive or susceptible to theft.

      "Force Majeure" means any cause or condition beyond Infinity Resources' reasonable control, including, without limitation, to acts of God or of the public enemy; acts of any federal, state or local government or agency; fires; floods; epidemics; quarantine restrictions; strikes and labor disputes; war; negligence or other fault of Playboy.com (provided that Playboy.com must be given the opportunity to cure any such negligence or other fault within a reasonable time); failure of communications capabilities; earthquakes or general unavailability of energy or materials.

      "Order Management System" means Infinity Resources' current inventory and customer order system or any successor system.

      "PEI" means Playboy Enterprises, Inc., a Delaware corporation, and any successor to such entity.


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      "Person" means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

      "Purchase Order System" means Infinity Resources' current purchase order, receiving American System Inc., or any successor system.

      "Services" means all services provided by Infinity Resources hereunder.

      "Substantially" means in respect of a given Service, ninety-seven percent (97%) of the respective Service Performance Level set forth on Exhibit C.

      "Unmerchandisable Products" means Products that are shopworn and/or soiled.

      "Warehouse Facilities" means one (1) or more of Infinity Resources' warehouse facilities as Infinity Resources may from time to time designate.

            13.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or overnight courier, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission, if delivered by commercial overnight courier service, one (1) day after delivery or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

                  (i)   if to Infinity Resources, to:

                                  Infinity Resources, Inc.
                                  900 Rohlwing Road
                                  Itasca, Illinois 60143

                                  Attention: Dennis E. Abboud
                                  Facsimile: (630) 775-3340

                        with a copy to:

                                  Huff & Gaines
                                  10 South La Salle Street, Suite 3500
                                  Chicago, Illinois 60603-1002

                                  Attention: John J. Gaines III, Esq.
                                  Facsimile: (312) 606-0027

                  (ii)  if to Playboy.com, to:

                                  Playboy Enterprises, Inc.
                                  680 North Lake Shore Drive
                                  Chicago, Illinois  60611

                                  Attention: Howard Shapiro, Esq.
                                             General Counsel
                                  Facsimile: (312) 266-2042

                                  AND

                                  Playboy.com, Inc.
                                  730 Fifth Avenue
                                  New York, New York  10019

                                  Attention: Larry Lux
                                             Chief Executive Officer
                                  Facsimile: (212) 957-2910

                        with a copy to:

                                  Paul, Weiss, Rifkind, Wharton & Garrison
                                  1285 Avenue of the Americas
                                  New York, New York  10019-6064

                                  Attention: John P. McEnroe, Esq.
                                  Facsimile: (212) 757-3990

Either party may by notice given in accordance with this Section to the other parties designate another address or Person (as defined in the Asset Purchase Agreement) for receipt of notices hereunder.

            13.3 Entire Agreement. This Agreement (including the Exhibits) contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, with respect thereto.

            13.4 Waivers and Amendments; Non-Contractual Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

            13.5 Binding Effect; Assignment. This Agreement shall be binding


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

upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that Playboy.com may assign this Agreement to any of its Affiliates or to any successor to all or substantially all of its business or assets.

            13.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. The parties hereto confirm that any facsimile copy of another party's executed counterpart of this Agreement (or the signature page thereof) shall be deemed to be an executed original thereof.

            13.7 Exhibits. The Exhibits are a part of this Agreement as if fully set forth herein. All references herein to Sections and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

            13.8 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

            13.9 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

            13.10 Certain Acknowledgments. Each of the parties hereto acknowledge that it has been represented by legal counsel of its own choice throughout all negotiations and preparation and review of this Agreement, and that it has executed this Agreement voluntarily. Each of the parties hereto acknowledge that it is sophisticated in transactions of the type contemplated by this Agreement and each party wishes to create a relationship based on the terms set forth in this Agreement.

            13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties hereto directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

            13.12 Survival. The provisions of Sections 6.6 (Effect of Termination), 7 (Confidentiality), 9 (Indemnification), 13.12 (Survival) and
13.13 (Governing Law) hereof shall survive any termination of this Agreement.

            13.13 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

      IN WITNESS WHEREOF, the parties have executed this Fulfillment and Customer Service Services Agreement on the date first above written.

                                        INFINITY RESOURCES, INC.

                                        By: s/Dennis Abboud
                                            ------------------------------------
                                            Name: Dennis Abboud
                                            Title: CEO


                                        PLAYBOY.COM, INC.

                                        By: s/Howard Shapiro
                                            ------------------------------------
                                            Name: Howard Shapiro
                                            Title: Vice President


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